Exhibit 99.2

Brooks Automation, Inc. 15 Elizabeth Drive Chelmsford, MA 01824	Tel (978) 262-2400 Fax (978) 262-2500 www.brooks.com
FOR IMMEDIATE RELEASE
Contact:
Mark Chung
Director of Investor Relations
Brooks Automation, Inc.
Telephone: (978) 262-2459
mark.chung@brooks.com
Brooks Automation Announces Informal Inquiry by SEC into Stock Option Practices and Receipt of Staff Determination from Nasdaq Stock Exchange
CHELMSFORD, Mass., May 12, 2006 — Brooks Automation, Inc (NASDAQ: BRKS) today announced that it has received notice that the Securities and Exchange Commission is conducting an informal inquiry concerning stock option grant practices to determine whether violations of the federal securities laws have occurred. The Company is cooperating fully with the SEC in this matter.
     The Company also announced that it received today a staff determination letter from the Nasdaq Stock Market stating that the Company fails to comply with Marketplace Rule 4310(c)(14) as a result of the fact that the Company did not make a timely filing of its quarterly report on Form 10-Q for its March 31, 2006 fiscal quarter and did not indicate in its Form 12b-25 Notification of Late Filing that it would file the Form 10-Q on or before the fifth calendar day following the prescribed due date. The letter stated that the Company’s securities will be delisted from the Nasdaq Stock Market at the opening of business on May 23, 2006 unless the Company requests a hearing in accordance with Nasdaq Marketplace Rules. It is the Company’s intention to request such a hearing within the period specified in the letter, which will stay the delisting pending the determination of the Nasdaq Listing Qualifications Panel.
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware, software and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks’ products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com.
Creating Manufacturing Efficiency. Accelerating Your Profit.